SOURCE: HUDSON VALLEY HOLDING CORP.

FOR IMMEDIATE RELEASE	CONTACT

Hudson Valley Holding Corp. 21 Scarsdale Road Yonkers, NY 10707	James J. Landy President & CEO (914) 771-3230
Stephen R. Brown Sr. EVP, CFO & Treasurer (914) 771-3212

HUDSON VALLEY HOLDING CORP. ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2011

- Bank Increases EPS to $0.42 in the Second Quarter of 2011 -

- Grows Net Loan Balances for Three Consecutive Quarters -

- Credit Quality Improvement Efforts Continue to Take Effect -

- Board Declares Increase in Quarterly Cash Dividend to $0.20 -

- Common Stock Listing Transferring to NYSE -

YONKERS, N.Y. – July 27, 2011– Hudson Valley Holding Corp. (NASDAQ: HUVL) today reported strong second quarter 2011 profitability, as the bank continued to drive loan growth and increase its net interest margin.

The parent company of Hudson Valley Bank increased net income to $7.4 million, or $0.42 per diluted share, for the quarter ended June 30, 2011, compared to $4.8 million or $0.27 per diluted share during the first quarter of 2011. The Company reported a net loss of $11.0 million or $(0.62) per diluted share for the second quarter of 2010.

All earnings per share data reported today, including 2011 and 2010 quarterly EPS, reflect additional shares outstanding as a result of Hudson Valley’s 10 percent stock dividend issued in December 2010.

The bank, which serves middle-market commercial customers and their principals in Westchester County, metropolitan New York City, and lower Connecticut, also increased its net loan balance at June 30, 2011 by 6.4 percent and 11.6 percent over March 31, 2011 and June 30, 2010, respectively.

“Second quarter profits, and results overall, reflect the tremendous progress we’ve made over the past year to strengthen the foundation for Hudson Valley’s long-term success,” President and Chief

Executive Officer James J. Landy said. “The quarter’s improvement in credit performance demonstrates meaningful progress toward restoring the health of our loan portfolio, while continued improvement in our net interest margin bolstered core profitability. Despite the low-interest-rate environment and increasing competition for high quality commercial borrowers, we’re generating loans, deposits, profits and capital at a healthy pace. This pace allows us to return additional capital to our shareholders with an increase to our quarterly cash dividend.”

Hudson Valley’s net interest margin increased to 4.55 percent in the second quarter of 2011, compared to 4.39 percent in the first quarter of 2011 and 4.15 percent in the second quarter of 2010. Hudson Valley continues to maintain superior net interest margin relative to other banks, while reflecting the current low-rate environment.

Indicative of the Bank’s low-cost business model and streamlined operations, Hudson Valley also continued to maintain its strong efficiency ratio of 58.8 percent in the second quarter of 2011, compared to 60.3 percent in the first quarter of 2011 and 54.8 percent in the second quarter of 2010.

Core deposits were 93.1 percent of Hudson Valley’s $2.4 billion in total deposits at June 30, 2011. Deposits totaled $2.2 billion at March 31, 2011 and $2.4 billion at June 30, 2010.

The Company’s average cost of deposits fell to 38 basis points in the second quarter of 2011, compared to an average of 40 basis points in the first quarter of 2011 and 56 basis points in the second quarter of 2010.

Lending Activity

Hudson Valley reported a sequential increase in net loans for the third consecutive quarter, while loan balances continue to reflect industry wide softness in demand. Net loans totaled $1.89 billion at June 30, 2011, representing increases of 6.4 percent from March 31, 2011 and 11.6 percent from June 30, 2010.

Hudson Valley’s primary source of loan growth in the quarter was its very active multi-family lending program. Multi-family loan balances continued to grow to $364.7 million at June 30, 2011, representing increases of 46.7 percent from March 31, 2011 and 239.1 percent from June 30, 2010. The Bank’s authorization for its portfolio of newly originated multi-family loans remains unchanged at $525 million.

In addition, the Company reported commercial real estate (CRE) loans of $844.7 million at June 30, 2011, representing increases of 2.8 percent from March 31, 2011 and 7.7 percent from June 30, 2010. As a business-focused community bank, CRE has historically been Hudson Valley’s single-largest lending category, representing 43.7 percent of total loans at the end of the second quarter of 2011.

Portfolio Credit Quality

As previously disclosed, the Company adopted a very aggressive approach to resolving problem loans early last year, including taking $46.5 million in loan loss provisions in 2010, the majority of which were accrued in the second quarter of last year.

For the second quarter of 2011, Hudson Valley’s loan loss provision was $1.5 million, compared to $5.5 million in the first quarter of 2011 and $28.5 million in the second quarter of 2010. In addition, one loan held for sale had a valuation decrease of $1.0 million recorded in non-interest income in the second quarter of 2011.

Hudson Valley’s total nonperforming assets, including non-accrual loans, loans held for sale, accruing loans delinquent over 90 days and other real estate owned (OREO), were $64.5 million at June 30, 2011, compared to $64.7 million at March 31, 2011 and $75.6 million at June 30, 2010. Nonperforming assets totaled 2.29 percent of total assets at June 30, 2011, compared to 2.44 percent at March 31, 2011 and 2.62 percent at June 30, 2010.

Reflecting increased lending in the second quarter, as well as non-performing assets at period end, the Bank’s allowance for loan losses was $41.9 million, or 2.17 percent of total loans, at June 30, 2011. Allowances were $40.3 million, or 2.21 percent of total loans, at March 31, 2011, and $47.1 million, or 2.70 percent of total loans, at June 30, 2010.

The Company recorded net recoveries of $0.1 million in the second quarter of 2011, compared to net charge-offs of $4.1 million in the prior quarter and net charge-offs of $20.8 million in the second quarter of 2010. As a percentage of average loans, annualized net recoveries were 0.01 percent in the second quarter of 2011, compared to annualized net charge-offs of 0.95 percent in the first quarter of 2011 and 4.80 percent in the second quarter of 2010.

“Our aggressive and comprehensive efforts to improve credit quality are evident in this quarter’s net charge-off improvement and healthy recovery experience,” Landy said. “While the second quarter is particularly encouraging, as we’ve said before, we expect an uneven, but generally improving trend. We continue to see modest improvement in non-performing and delinquent loans and will continue to maintain reserves as necessary to ensure adequate coverage.”

Capital Strength

Hudson Valley’s capital ratios remain in excess of “well capitalized” levels generally applicable to banks under current regulations. At June 30, 2011, Hudson Valley Holding Corp. posted a total risk-based capital ratio of 14.4 percent, a Tier 1 risk-based capital ratio of 13.2 percent, and a Tier 1 leverage ratio of 9.8 percent.

$0.20 Cash Dividend Declared

The Hudson Valley Board of Directors has determined that the Company’s performance in recent quarters, including the progress of its credit quality improvement efforts, warranted an increase in the amount of capital returned to shareholders through cash dividends at this time. The Board declared a $0.05 or 33% increase in the cash dividend to $0.20 per share, payable to all common stock shareholders of record as of the close of business on August 12, 2011. The dividend will be distributed to shareholders on or about August 22, 2011.

Common Stock to Transfer to NYSE

On July 21, 2011 the Company announced the pending transfer of the listing of its common stock from the NASDAQ Global Select Market to the New York Stock Exchange. Effective August 2, 2011, Hudson Valley common stock will trade on the NYSE under the new ticker symbol “HVB”.

Second Quarter and Six Month Review

Net income for the three month period ended June 30, 2011 was $7.4 million or $0.42 per diluted share, an increase of $18.4 million compared to a net loss of $11.0 million or $(0.62) per diluted share for the same period in the prior year. Net income for the six month period ended June 30, 2011 was $12.3 million or $0.69 per diluted share, an increase of $18.4 million compared to a net loss of $6.1 million or $(0.35) per diluted share for the same period in the prior year. Per share amounts for the 2010 periods have been adjusted to reflect the effects of the 10 percent stock dividend issued in December 2010.

The increases in earnings resulted primarily from significant decreases in the provision for loan losses which totaled $1.5 million and $7.0 million, respectively, for the three and six month periods ended June 30, 2011, compared to $28.5 million and $34.1 million, respectively, for the same periods in the prior year. The 2011 provisions are significantly lower than those in 2010, however, the provisions in both 2011 and 2010 are reflective of continued weakness in the overall economy necessitating the Company’s decision to follow a more aggressive strategy for problem asset resolution. The severity of the decline in real estate values has provided new market opportunities for the disposition of distressed assets as investors search for yield in the current low interest rate environment and our more aggressive policy has begun to take advantage of those opportunities. As part of the revised resolution strategy, the Company continues to reevaluate each problem loan and make a determination of net realizable value based on management’s estimation of the most probable outcome considering the individual characteristics of each asset against the likelihood of resolution with the current borrower, expectations for resolution through the court system, or other available market opportunities.

Total loans increased $115.6 million and $202.5 million, respectively, during the three and six month periods ended June 30, 2011 compared to the prior year end. These increases resulted primarily from strong demand for local market multi-family loans and increases in commercial real estate loans partially offset by decreased loan demand in other sectors of the market, charge-offs and pay downs of existing loans. The Company recognized $4.1 million of net charge-offs during the six month period ended June 30, 2011. The Company has continued to experience a slowdown in payments of certain loans, such as construction loans, whose repayment is often dependent on sales of completed properties, as well as higher than normal levels of delinquent and nonperforming loans in other sectors of the loan portfolio, all of which have been adversely impacted by the economic downturn and decline in the real estate market. The Company, however, continues to provide lending availability to both new and existing customers.

Nonperforming assets increased slightly to $64.5 million at June 30, 2011, compared to $64.1 million at December 31, 2010. Overall asset quality continued to be adversely affected by the current state of the economy and the real estate market. Although there is growing evidence that the current economic downturn may have begun to slowly turn around, higher than normal levels of delinquent and nonperforming loans, slowdowns in repayments and declines in the loan-to-value ratios on existing loans continued during the first half of 2011. Despite recent improvement in most economic indicators, the Company’s loan portfolio continued to be adversely impacted by the effects of severe declines in the demand for and values of virtually all commercial and residential real estate properties. These declines, together with the limited availability of residential mortgage financing, resulted in continued downward pressure on the overall asset quality of the Company’s loan portfolio. In addition, significant increases in filings of bankruptcy and foreclosure proceedings continue to overload the court systems and have resulted in what the Company believes to be unacceptable delays in attempts to obtain title to real estate and other collateral through conventional foreclosure. As a result of these factors, since the second quarter of 2010, the Company has followed the more aggressive strategy for resolving problem assets discussed above including consideration of sales of certain nonperforming loans.

Total deposits increased $184.0 million during the six month period ended June 30, 2011, compared to the prior year end. The Company continued to experience significant growth in new customers both in existing branches and new branches added during the last two years. Proceeds from deposit growth were used to fund loan growth, reduce maturing term borrowings or were retained in liquid investments, principally interest earning bank deposits.

The Company has continued to repay maturing long-term borrowings with liquidity provided primarily by core deposit growth. Additional liquidity from deposit growth was retained in the Company’s short-term liquidity portfolios, available to fund future loan growth. With interest rates remaining at historical low levels, this increase in liquidity contributed to margin compression. This compression has been offset by reinvestment of available liquidity in new loans, primarily local market multi-family loans and a $66.3 million reduction of term borrowings since June 30, 2010, of which $51.3 million occurred in the first half of 2011. The resulting net interest margin of 4.55 percent for the three month period ended June 30, 2011, increased compared to 4.39 percent for the three month period ended March 31, 2011, and 4.15 percent for three month period ended June 30, 2010.

As a result of the aforementioned activity in the Company’s core businesses of loans and deposits and other asset/liability management activities, tax equivalent basis net interest income increased by $1.6 million or 5.6 percent to $30.2 million for the three month period ended June 30, 2011, compared to $28.6 million for the same period in the prior year. Tax equivalent basis net interest income increased by $0.6 million or 1.0 percent to $58.3 million for the six month period ended June 30, 2011, compared to $57.7 million for the same period in the prior year. The effect of the adjustment to a tax equivalent basis was $0.6 million and $1.2 million, respectively, for the three and six month periods ended June 30, 2011, compared to $0.9 million and $1.8 million, respectively, for the same periods in the prior year.

The Company’s non interest income was $3.8 million and $9.1 million, respectively, for the three and six month periods ended June 30, 2011. This represented increases of $1.1 million or 40.7 percent and $3.6 million or 65.5 percent, respectively, compared to $2.7 million and $5.5 million, respectively, for the same periods in the prior year. These increases partially resulted from an increase in investment advisory fees. Fee income from this source increased primarily as a result of the effects of continued improvement in both domestic and international equity markets. Assets under management were approximately $1.5 billion at June 30, 2011 compared to $1.2 billion at June 30, 2010. Non interest income also included recognized pre-tax impairment charges on securities available for sale of $0.1 million and $0.2 million, respectively, for the three and six month periods ended June 30, 2011 and $0.5 million and $2.3 million, respectively, for the same periods in the prior year. The impairment charges were related to the Company’s investments in pooled trust preferred securities. The Company has continued to hold its investments in pooled trust preferred securities as it does not believe that the current market value estimates for these investments are indicative of their underlying value. The pooled trust preferred securities are primarily backed by various U.S. financial institutions many of which are experiencing severe financial difficulties as a result of the current economic downturn.

Continuation of these conditions may result in additional impairment charges on these securities in the future. Non interest income also included other losses of $1.0 million and $0.9 million, respectively, for the three and six month periods ended June 30, 2011 and $1.4 million and $1.4 million, respectively, for the same periods in the prior year. These losses related to sales and revaluations of other real estate owned and loans held for sale.

Non interest expense was $20.6 million and $41.1 million, respectively, for the three and six month periods ended June 30, 2011. This represented increases of $2.5 million or 13.8 percent and $4.5 million or 12.3 percent, respectively, compared to $18.1 million and $36.6 million, respectively, for the same periods in the prior year. Increases in non interest expense resulted primarily from the Company’s reinstatement of an incentive compensation plan previously terminated in 2009, increase in costs associated with problem loan resolution and other real estate owned, investment in technology and personnel to accommodate growth and the expansion of services and products available to new and existing customers.

Conference Call

As previously announced, Hudson Valley will hold a second quarter earnings conference call Wednesday, July 27, 2011 at 10:00 AM ET:

Domestic (toll free): 1-877-317-6789

International (toll): +1-412-317-6789.

All participants should dial in at least ten minutes prior to the call and request the “HUVL Second Quarter Earnings call.”

A replay of the call will be available one hour from the close of the conference through August 11, 2011 at 9:00 AM ET:

Domestic Toll Free: 1-877-344-7529 — Conference # 10001855
International Toll: +1-412-317-0088 — Conference # 10001855.

Participants will be required to state their name and company upon entering call

The Company webcast will be available live at 10:00 AM ET, and archived after the call, through our website at www.hudsonvalleybank.com.

About Hudson Valley Holding Corp.
About Hudson Valley Holding Corp: Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank (HVB). Hudson Valley Bank is a Westchester based Bank with more than $2.8 billion in assets, serving the metropolitan area with 35 branches located in Westchester, Rockland, the Bronx, Manhattan and Brooklyn in New York and Fairfield County and New Haven County, in Connecticut. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. Hudson Valley Holding Corp.’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “HUVL” and is included in the Russell 3000® Index. Additional information on Hudson Valley Bank can be obtained on their web-site at www.hudsonvalleybank.com.

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Hudson Valley Holding Corp. (“Hudson Valley”) has made in this press release various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to earnings, credit quality and other financial and business matters for periods subsequent to June 30, 2011. These statements may be identified by such forward-looking terminology as “expect”, “may”, “will”, “anticipate”, “continue”, “believe” or similar statements or variations of such terms. Hudson Valley cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, in addition to those risk factors disclosed in the Hudson Valley’s Annual Report on Form 10-K for the year ended December 31, 2010 include, but are not limited to, statements regarding:

•	further increases in our non-performing loans and allowance for loan losses;

•	ineffectiveness in managing our commercial real estate portfolio;

•	lower than expected future performance of our investment portfolio;

•	a lack of opportunities for growth, plans for expansion (including opening new branches) and increased or unexpected competition in attracting and retaining customers;

•	continued poor economic conditions generally and in our market area in particular, which may adversely affect the ability of borrowers to repay their loans and the value of real property or other property held as collateral for such loans;

•	lower than expected demand for our products and services;

•	possible impairment of our goodwill and other intangible assets;

•	our inability to manage interest rate risk;

•	increased expense and burdens resulting from the regulatory environment in which we operate and our ability to comply with existing and future regulatory requirements;

•	our inability to maintain regulatory capital above the levels required by the Office of the Comptroller of the Currency, or the OCC, for Hudson Valley Bank and the levels required for us to be “well-capitalized”, or such higher capital levels as may be required;

•	proposed legislative and regulatory action may adversely affect us and the financial services industry;

•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) may subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	future increased Federal Deposit Insurance Corporation, or FDIC, special assessments or changes to regular assessments;

•	our inability to raise additional capital in the future;

•	potential liabilities under federal and state environmental laws; and

•	limitations on dividends payable by Hudson Valley or Hudson Valley Bank.

We assume no obligation for updating any such forward-looking statements at any given time

S.NEXT
HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the three months ended June 30, 2011 and 2010
Dollars in thousands, except per share amounts
	Three Months Ended
	Jun 30
	2011	2010
Interest Income:
Loans, including fees	$27,941	$27,127
Securities:
Taxable	3,147	3,560
Exempt from Federal income taxes	1,150	1,621
Federal funds sold	23	36
Deposits in banks	201	166
Total interest income	32,462	32,510

Interest Expense:
Deposits	2,290	3,319
Securities sold under repurchase agreements and other short-term borrowings	57	71
Other borrowings	501	1,440
Total interest expense	2,848	4,830

Net Interest Income	29,614	27,680
Provision for loan losses	1,546	28,548
Net interest income after provision for loan losses	28,068	(868)

Non Interest Income:
Service charges	1,552	1,612
Investment advisory fees	2,753	2,289
Recognized impairment charge on securities available for sale (includes $184 and $1,256 of total losses in 2011 and 2010, respectively, less $141 and $745 of losses on securities available for sale, recognized in other comprehensive income in 2011 and 2010, respectively)	(43)	(511)
Realized gains on securities available for sale, net	—	7
Losses on sales and revaluation of loans held for sale and other real estate owned, net	(1,000)	(1,359)
Other income	569	646
Total non interest income	3,831	2,684

Non Interest Expense:
Salaries and employee benefits	11,263	9,508
Occupancy	2,202	1,911
Professional services	1,749	1,549
Equipment	1,107	969
Business development	590	548
FDIC assessment	686	1,187
Other operating expenses	3,051	2,466
Total non interest expense	20,648	18,138

Income (Loss) Before Income Taxes	11,251	(16,322)
Income Taxes (Benefit)	3,819	(5,367)
Net Income (Loss)	$7,432	($10,955)

Basic Earnings Per Common Share (1)	$0.42	($0.62)
Diluted Earnings Per Common Share (1)	$0.42	($0.62)
(1) June 2010 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2010.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the six months ended June 30, 2011 and 2010
Dollars in thousands, except per share amounts
	Six Months Ended
	Jun 30
	2011	2010
Interest Income:
Loans, including fees	$54,273	$54,691
Securities:
Taxable	6,097	7,247
Exempt from Federal income taxes	2,311	3,331
Federal funds sold	49	78
Deposits in banks	365	259
Total interest income	63,095	65,606

Interest Expense:
Deposits	4,564	6,654
Securities sold under repurchase agreements and other short-term borrowings	104	148
Other borrowings	1,345	2,938
Total interest expense	6,013	9,740

Net Interest Income	57,082	55,866
Provision for loan losses	6,997	34,130
Net interest income after provision for loan losses	50,085	21,736

Non Interest Income:
Service charges	3,592	3,415
Investment advisory fees	5,359	4,514
Recognized impairment charge on securities available for sale (includes $957 and $3,013 of total losses in 2011 and 2010, respectively, less $753 and $730 of losses on securities available for sale, recognized in other comprehensive income in 2011 and 2010, respectively)	(204)	(2,283)
Realized gains on securities available for sale, net	—	75
Losses on sales and revaluation of loans held for sale and other real estate owned, net	(873)	(1,424)
Other income	1,176	1,180
Total non interest income	9,050	5,477

Non Interest Expense:
Salaries and employee benefits	22,081	19,380
Occupancy	4,547	4,096
Professional services	3,202	2,864
Equipment	2,117	1,935
Business development	1,096	1,110
FDIC assessment	1,797	2,275
Other operating expenses	6,258	4,932
Total non interest expense	41,098	36,592

Income (Loss) Before Income Taxes	18,037	(9,379)
Income Taxes (Benefit)	5,781	(3,279)
Net Income (Loss)	$12,256	($6,100)

Basic Earnings Per Common Share (1)	$0.69	($0.35)
Diluted Earnings Per Common Share (1)	$0.69	($0.35)
(1) 2010 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2010.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
June 30, 2011 and December 31, 2010
Dollars in thousands, except per share and share amounts
	Jun 30	Dec 31
	2011	2010
ASSETS
Cash and non interest earning due from banks	$47,685	$25,876
Interest earning deposits in banks	223,517	258,280
Federal funds sold	36,441	72,071
Securities available for sale, at estimated fair value (amortized cost of $461,903 in
2011 and $440,792 in 2010)	461,825	443,667
Securities held to maturity, at amortized cost (estimated fair value of $15,464 in
2011 and $17,272 in 2010)	14,484	16,267
Federal Home Loan Bank of New York (FHLB) stock	4,732	7,010
Loans held for sale	4,506	7,811
Loans (net of allowance for loan losses of $41,889 in 2011 and $38,949 in 2010)	1,888,761	1,689,187
Accrued interest and other receivables	13,127	16,396
Premises and equipment, net	27,218	28,611
Other real estate owned	2,370	11,028
Deferred income tax, net	27,161	25,043
Bank owned life insurance	26,770	25,976
Goodwill	23,842	23,842
Other intangible assets	2,043	2,454
Other assets	13,333	15,514
TOTAL ASSETS	$2,817,815	$2,669,033

LIABILITIES
Deposits:
Non interest bearing	$857,732	$756,917
Interest bearing	1,560,659	1,477,495
Total deposits	2,418,391	2,234,412
Securities sold under repurchase agreements and other short-term borrowings	43,673	36,594
Other borrowings	36,484	87,751
Accrued interest and other liabilities	23,581	20,359
TOTAL LIABILITIES	2,522,129	2,379,116

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.01 par value; authorized 15,000,000 shares; no shares
outstanding in 2011 and 2010, respectively	0	0
Common stock, $0.20 par value; authorized 25,000,000 shares: outstanding
17,689,049 and 17,665,908 shares in 2011 and 2010, respectively	3,798	3,793
Additional paid-in capital	347,245	346,750
Retained earnings (deficit)	2,961	(3,989)
Accumulated other comprehensive income (loss)	(754)	927
Treasury stock, at cost; 1,299,414 shares in 2011 and 2010	(57,564)	(57,564)
Total stockholders’ equity	295,686	289,917

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,817,815	$2,669,033

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the three months ended June 30, 2011 and 2010
The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Three Months Ended June 30,
		2011			2010
	-			-		-
(Unaudited)	Average		Yield/	Average		Yield/
		Interest			Interest
	Balance	(3)	Rate	Balance	(3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$250,408	$201	0.32%	$316,380	$166	0.21%
Federal funds sold	41,988	23	0.22%	62,114	36	0.23%
Securities: (1)
Taxable	358,474	3,147	3.51%	386,195	3,560	3.69%
Exempt from federal income taxes	110,642	1,769	6.40%	165,845	2,494	6.02%
Loans, net (2)	1,840,076	27,941	6.07%	1,731,967	27,127	6.27%
Total interest earning assets	2,601,588	33,081	5.09%	2,662,501	33,383	5.02%

Non interest earning assets:
Cash & due from banks	50,110			48,753
Other assets	140,332			138,224
Total non interest earning assets	190,442			186,977

Total assets	$2,792,030			$2,849,478

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$969,145	$1,603	0.66%	$961,839	$2,167	0.90%
Savings	112,632	115	0.41%	112,318	133	0.47%
Time	169,824	384	0.90%	209,038	665	1.27%
Checking with interest	290,163	188	0.26%	361,091	354	0.39%
Securities sold under repo & other s\t borrowings	45,350	57	0.50%	60,917	71	0.47%
Other borrowings	46,379	501	4.32%	118,465	1,440	4.86%
Total interest bearing liabilities	1,633,493	2,848	0.70%	1,823,668	4,830	1.06%

Non interest bearing liabilities:
Demand deposits	841,503			716,312
Other liabilities	23,804			16,739
Total non interest bearing liabilities	865,307			733,051

Stockholders’ equity (1)	293,230			292,759
Total liabilities and stockholders’ equity	$2,792,030			$2,849,478

Net interest earnings		$30,233			$28,553
Net yield on interest earning assets			4.65%			4.29%

(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates.
Effects of these adjustments are presented in the table below.
(2) Includes loans classified as non-accrual.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of 35 percent.
Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the six months ended June 30, 2011 and 2010
The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Six Months Ended June 30,
		2011			2010
	-		-	-		-
(Unaudited)	Average		Yield/	Average		Yield/
		Interest			Interest
	Balance	(3)	Rate	Balance	(3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$263,609	$365	0.28%	$249,140	$259	0.21%
Federal funds sold	43,318	49	0.23%	75,036	78	0.21%
Securities: (1)
Taxable	349,276	6,097	3.49%	374,450	7,247	3.87%
Exempt from federal income taxes	112,988	3,555	6.29%	167,881	5,125	6.11%
Loans, net (2)	1,784,059	54,273	6.08%	1,745,062	54,691	6.27%
Total interest earning assets	2,553,250	64,339	5.04%	2,611,569	67,400	5.16%

Non interest earning assets:
Cash & due from banks	45,591			45,401
Other assets	146,736			139,995
Total non interest earning assets	192,327			185,396

Total assets	$2,745,577			$2,796,965

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$919,924	$3,142	0.68%	$925,967	$4,347	0.94%
Savings	113,695	242	0.43%	112,547	261	0.46%
Time	177,107	819	0.92%	208,088	1,339	1.29%
Checking with interest	285,510	361	0.25%	345,044	707	0.41%
Securities sold under repo & other s\t borrowings	42,545	104	0.49%	63,480	148	0.47%
Other borrowings	60,642	1,345	4.44%	121,106	2,938	4.85%
Total interest bearing liabilities	1,599,423	6,013	0.75%	1,776,232	9,740	1.10%

Non interest bearing liabilities:
Demand deposits	830,784			705,159
Other liabilities	23,260			21,132
Total non interest bearing liabilities	854,044			726,291

Stockholders’ equity (1)	292,110			294,442
Total liabilities and stockholders’ equity	$2,745,577			$2,796,965

Net interest earnings		$58,326			$57,660
Net yield on interest earning assets			4.57%			4.42%

(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates.
Effects of these adjustments are presented in the table below.
(2) Includes loans classified as non-accrual.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of 35 percent.
Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
Non-GAAP disclosures
	Three Months Ended		Six Months Ended
	Jun 30		Jun 30
	2011	2010	2011	2010
Total interest earning assets:
As reported	$2,601,546	$2,667,221	$2,553,508	$2,615,350
Unrealized gain (loss) on securities
available-for-sale (1)	(42)	4,720	258	3,781

Adjusted total interest earning assets	$2,601,588	$2,662,501	$2,553,250	$2,611,569

Net interest earnings:
As reported	$29,614	$27,680	$57,082	$55,866
Adjustment to tax equivalency basis (2)	619	873	1,244	1,794

Adjusted net interest earnings	$30,233	$28,553	$58,326	$57,660

Net yield on interest earning assets:
As reported	4.55%	4.15%	4.47%	4.27%
Effects of (1) and (2) above	0.10%	0.14%	0.10%	0.15%

Adjusted net yield on interest earning assets	4.65%	4.29%	4.57%	4.42%

Average stockholders’ equity:
As reported	$293,390	$295,695	$292,413	$296,812
Effects of (1) and (2) above	160	2,936	303	2,370

Adjusted average stockholders’ equity	$293,230	$292,759	$292,110	$294,442

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Financial Highlights
Second Quarter 2011
(Dollars in thousands, except per share amounts)
	3 mos end	3 mos end	6 mos end	6 mos end
	Jun 30	Jun 30	Jun 30	Jun 30
	2011	2010	2011	2010

Earnings:
Net Interest Income	$29,614	$27,680	$57,082	$55,866
Non Interest Income	$3,831	$2,684	$9,050	$5,477
Non Interest Expense	$20,648	$18,138	$41,098	$36,592
Net Income (Loss)	$7,432	($10,955)	$12,256	($6,100)
Net Interest Margin	4.55%	4.15%	4.47%	4.27%
Net Interest Margin (FTE)	4.65%	4.29%	4.57%	4.42%
Diluted Earnings (Loss) Per Share (1)	$0.42	($0.62)	$0.69	($0.35)
Dividends Per Share (1)	$0.15	$0.21	$0.30	$0.42
Return on Average Equity	10.13%	-14.82%	8.38%	-4.11%
Return on Average Assets	1.06%	-1.54%	0.89%	-0.44%
Average Balances:
Average Assets	$2,791,988	$2,854,198	$2,745,835	$2,800,746
Average Net Loans	$1,840,076	$1,731,967	$1,784,059	$1,745,062
Average Investments	$469,116	$552,040	$462,264	$542,331
Average Interest Earning Assets	$2,601,546	$2,667,221	$2,553,508	$2,615,350
Average Deposits	$2,383,267	$2,360,598	$2,327,020	$2,296,805
Average Borrowings	$91,729	$179,382	$103,187	$184,586
Average Interest Bearing Liabilities	$1,633,493	$1,823,668	$1,599,423	$1,776,232
Average Stockholders’ Equity	$293,390	$295,695	$292,413	$296,812
Asset Quality — During Period:
Provision for loan losses	$1,546	$28,548	$6,997	$34,130
Net Charge-offs	($57)	$20,784	$4,056	$25,647
Annualized Net Charge-offs/Avg Net Loans	-0.01%	4.80%	0.45%	2.94%
(1) 2010 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2010.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Balance Sheet Data
Second Quarter 2011
(Dollars in thousands except per share amounts)
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2011	2011	2010	2010	2010

Period End Balances:
Total Assets	$2,817,815	$2,655,273	$2,669,033	$2,830,059	$2,883,239
Total Investments	$476,309	$448,973	$459,934	$491,908	$505,196
Net Loans	$1,888,761	$1,774,679	$1,689,187	$1,671,730	$1,693,083
Goodwill and Other Intangible Assets	$25,885	$26,090	$26,296	$26,501	$26,707
Total Deposits	$2,418,391	$2,243,613	$2,234,412	$2,374,079	$2,411,063
Total Stockholders’ Equity	$295,686	$290,654	$289,917	$287,652	$282,502
Common Shares Outstanding (1)	17,689,049	17,686,063	17,665,908	17,632,080	17,632,080
Book Value Per Share (1)	$16.72	$16.43	$16.41	$16.31	$16.02
Tier 1 Leverage Ratio — HVHC	9.8%	9.9%	9.6%	9.1%	9.0%
Tier 1 Risk Based Capital Ratio — HVHC	13.2%	13.5%	13.9%	13.7%	14.0%
Total Risk Based Capital Ratio — HVHC	14.4%	14.8%	15.2%	15.0%	15.2%
Tier 1 Leverage Ratio — HVB	9.1%	9.1%	8.8%	8.3%	8.1%
Tier 1 Risk Based Capital Ratio — HVB	12.3%	12.4%	12.8%	12.5%	12.6%
Total Risk Based Capital Ratio — HVB	13.5%	13.7%	14.0%	13.7%	13.9%
Loan Categories:
Commercial Real Estate	$844,741	$821,959	$796,253	$788,016	$784,012
Construction	148,439	168,567	174,369	176,223	203,124
Residential	671,638	548,346	467,326	451,344	454,529
Commercial and Industrial	227,008	234,742	245,263	254,506	254,840
Individuals	29,620	30,616	33,257	25,705	29,992
Lease Financing	13,329	14,923	15,783	16,856	17,822
Total Loans	$1,934,775	$1,819,153	$1,732,251	$1,712,650	$1,744,319

Asset Quality — Period End:
Allowance for Loan Losses	$41,889	$40,287	$38,949	$36,886	$47,127
Loans 31-89 Days Past Due Accruing	$12,361	$12,745	$21,004	$9,732	$6,380
Loans 90 Days or More Past Due Accruing (90 PD)	$0	$0	$1,625	$197	$448
Nonaccrual Loans (NAL)	$57,617	$54,433	$43,684	$41,918	$69,562
Other Real Estate Owned (OREO)	$2,370	$4,810	$11,028	$9,393	$5,578
Nonperforming Loans Held For Sale (HFS)	$4,506	$5,506	$7,811	$21,864	$0
Nonperforming Assets (90 PD+NAL+OREO+HFS)	$64,493	$64,749	$64,148	$73,372	$75,588
Allowance / Total Loans	2.17%	2.21%	2.25%	2.15%	2.70%
NAL / Total Loans	2.98%	2.99%	2.52%	2.45%	3.99%
NAL + 90 PD / Total Loans	2.98%	2.99%	2.62%	2.46%	4.01%
NAL + 90 PD + OREO / Total Assets	2.13%	2.23%	2.11%	1.82%	2.62%
Nonperforming Assets / Total Assets	2.29%	2.44%	2.40%	2.59%	2.62%

(1) Share and per share amounts for September 2010 and June 2010 have been restated to reflect the effects of the 10% stock dividend issued in December 2010.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Income Statement Data
Second Quarter 2011
(Dollars in thousands except per share amounts)
	3 mos end	3 mos end	3 mos end	3 mos end	3 mos end
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2011	2011	2010	2010	2010

Interest Income	$32,462	$30,633	$31,196	$31,537	$32,510
Interest Expense	2,848	3,165	3,659	4,284	4,830
Net Interest Income	29,614	27,468	27,537	27,253	27,680
Provision for Loan Losses	1,546	5,451	5,825	6,572	28,548
Non Interest Income	3,831	5,219	4,405	3,843	2,684
Non Interest Expense	20,648	20,450	19,132	18,422	18,138
Income (Loss) Before Income Taxes	11,251	6,786	6,985	6,102	(16,322)
Income Taxes (Benefit)	3,819	1,962	(157)	2,031	(5,367)
Net Income (Loss)	$7,432	$4,824	$7,142	$4,071	($10,955)

Diluted Earnings (Loss) per share (1)	$0.42	$0.27	$0.41	$0.23	($0.62)

Net Interest Margin	4.55%	4.39%	4.29%	4.09%	4.15%

Average Cost of Deposits (2)	0.38%	0.40%	0.44%	0.51%	0.56%

(1) Share and per share amounts for September 2010 and June 2010 have been restated to reflect the effects of the 10% stock dividend issued in December 2010.
(2) Includes noninterest bearing deposits